Exhibit 99.1

The Coretec Group Appoints Matthew Hoffman as Chief Financial Officer

Hoffman will take the place of longstanding CFO Ronald W. Robinson, overseeing the Company's financial strategy

ANN ARBOR, MI / ACCESSWIRE / June 30, 2020 / The Coretec Group, Inc., (OTC PINK:CRTG) (the "Company"), a company developing a portfolio of silicon-based materials utilizing Cyclohexasilane ("CHS") to pursue commercial development of products in energy-focused verticals, announced today it has appointed Matthew Hoffman as its Chief Financial Officer (CFO).

Effective immediately, Hoffman will transition from his existing role as Director of Finance to CFO, taking the place of Ronald W. Robinson who will be retiring from his position as Coretec's CFO. Since his appointment as Coretec's Director of Finance in May 2020, Hoffman has worked side-by-side with Robinson to prepare for and take on the responsibilities of the role, including managing the Company's SEC filings and financial strategy.

Hoffman is a Certified Public Accountant (CPA) with over 20 years of experience in the financial industry and a longstanding presence in the Ann Arbor business community. Before joining The Coretec Group, he was the CFO of MI Bioresearch and Executive Director of Finance at Covance, Inc., where his leadership increased financial performance with a 20 percent growth in revenue and 57 percent growth in profit over the prior year.

"Matthew quickly stepped in to lead Coretec's financial projects as the Director of Finance, and his performance in doing so was exemplary. Ron has also been diligent in transitioning the SEC functions to Matthew and I am confident that he will be an excellent CFO as we enter into the commercial phase for our CHS technology," said Michael Kraft, Chief Executive Office of The Coretec Group. "The transition has been seamless thanks to the dedication, coordination and cooperation of both Matthew and Ron. As Ron transitions out of the CFO role, we'd like to thank him for his many years of service to Coretec, and his leadership in helping establish the foundation for the Company. I have enjoyed working with Ron very much and we all wish him the best in his retirement."

To learn more about The Coretec Group, please visit www.thecoretecgroup.com.

About The Coretec Group, Inc. The Coretec Group, Inc. (the "Company") utilizes a portfolio of silicon-based and volumetric display materials to pursue commercial development of products in energy-focused verticals such as energy storage, solar, and solid-state lighting, as well as printable electronics and 3D volumetric displays. For more information, visit www.thecoretecgroup.com. Follow The Coretec Group on Twitter and Facebook.

Forward-Looking Statements:The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from operations are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate contact:The Coretec Group, Inc.Judy Keating918-494-0509

Media contact:FischTank PRcoretec@fischtankpr.com646-699-1414